UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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HYPERCOM CORPORATION

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INVESTOR CONFERENCE CALL
Introduction – William Nettles
Slide 2. Good morning, and welcome to this conference call to discuss our announcement earlier today of a definitive agreement for VeriFone Systems, Inc. to acquire Hypercom Corporation. Today’s call is being webcast, with both audio and slides available via the link in the Investor Relations area of our website. A recording will be available on our website until November 24, 2010. With me today are Doug Bergeron, CEO of VeriFone, Philippe Tartavull, CEO of Hypercom and Bob Dykes, CFO of VeriFone.
Slide 3. First, I want to remind everyone that VeriFone and Hypercom desire to take advantage of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements in this conference call, including management’s view of future events, financial performance are subject to various factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For a description of these factors, I refer you to our filings with the SEC.
Any forward-looking statements speak only as of today, and VeriFone and Hypercom are under no obligation to update these statements to reflect future events or circumstances.
Slide 4. In connection with the proposed transaction, VeriFone intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement of Hypercom relating to the proposed transaction. INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT (AND ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain copies of the S-4 and proxy statement, as well as VeriFone’s other filings, free of charge at the website maintained by the SEC at www.sec.gov when they become available. In addition, you may obtain documents filed with the SEC by VeriFone free of charge at its Web site (www.verifone.com) or by directing a request to: VeriFone, 2099 Gateway Place, Suite 600, San Jose, CA95110 (Tel: 1-408-232-7979) Attention: Company Secretary). You may obtain documents filed with the SEC by Hypercom free of charge by contacting: Scott Tsujita (Tel: 1-480-642-5161).
VeriFone and Hypercom, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Hypercom stockholders in connection with the merger. Information about the directors and executive officers of VeriFone and is set forth in the proxy statement for VeriFone’s 2010 Annual Meeting of Stockholders filed with the SEC on

May 19, 2010. Information about the directors and executive officers of Hypercom is set forth in Hypercom’s Annual Report on Form 10-K filed with the SEC on March 12, 2010 and the proxy statement for Hypercom’s 2010 Annual Meeting of Stockholders filed with the SEC on April 26, 2010. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.
During this presentation, your line will be in a listen-only mode. At the conclusion of today’s presentation, there will be a question-and-answer session. Instructions on how to signal for a question will be given by the moderator at that time. Now I would like to turn the call over to Doug Bergeron, CEO of VeriFone.
Doug Bergeron
Slide 5. Thanks, William.
I am very pleased to be on the phone today with Philippe Tartavull, CEO and President of Hypercom.
As you will have all seen from the press release we issued today, VeriFone and Hypercom announced that we have reached a definitive agreement under which VeriFone will acquire Hypercom. This transaction has been unanimously approved by the boards of both companies and we are very pleased to have been able to reach an agreed transaction that we believe is a huge win for the shareholders of both companies, as well as our customers and other stakeholders.
Just to summarize the key terms – Hypercom shareholders will receive a fixed ratio of 0.23 shares of VeriFone common stock for each Hypercom share they own, equating to a value of $7.32 per Hypercom share based on last night’s closing price, or an enterprise value of $485 million. We will also assume Hypercom’s outstanding warrants, stock options and RSAs.
The transaction is expected to be solidly accretive to current VeriFone shareholders during the first twelve months of combined operations, excluding one-time costs.
Slide 6. Of course, the transaction is subject to Hypercom shareholder approval and customary regulatory approvals, and we expect it to close in the second half of 2011. The transaction does not require approval from VeriFone shareholders.
Slide 7. As most of you know, VeriFone is a leading provider of technology solutions to the payments industry worldwide. Our customers are banks, retailers, petroleum companies,

government entities and payment processors. Our wide-ranging suite of solutions includes devices to accept payment, security software, system support, gateway services as well as a fast-growing suite of other services offerings.
We have a significant position in most geographies, and are seeing excellent growth in the United States, the rest of the Americas and throughout Asia. We also have significant positions in the U.K., Northern and Eastern Europe, the Middle East and Africa.
Hypercom of course is known for its significant positions in Central and Southern Europe. With Hypercom’s complementary geographies, we will bolster our global presence, expand our footprint in continental Europe, and create a leader in our space with truly global reach.
This is also the right time for us to accelerate expansion into these important markets given the increasing demand for secure payments solutions. And Hypercom’s European business has reached an inflection point that we believe positions it – and now VeriFone – to benefit from more rapid growth.
Slide 8. As many of our investors are aware, we have been working with various participants, and would-be participants, in the electronic payment, advertising, and digital coupon space to enable new functionality as the industry migrates to credit cards residing on mobile phones and using Contactless technology to communicate with our systems. We believe this migration will open up significant new opportunities for us in the United States, and with this merger we will be able to accelerate the deployment of these technologies to mainland Europe.
Importantly, one of VeriFone’s key strategies, which has contributed significantly to our recent growth, is our focus on developing a unique services-driven business model. This focus has created new higher-margin lines of businesses and it is driving a strong bias towards our traditional offerings, where our services are being integrated. By acquiring Hypercom and gaining this presence in the continental European market, we believe we are now uniquely positioned to expand the services-driven transformation that is underway in our North American business into Europe.
Slide 9. As I said in September when we publicly disclosed our interest in Hypercom, we anticipate that there are significant operating synergies that will come from eliminating product overlap and costs associated with product development, administration and sales in many markets. VeriFone’s supply chain is world class, and we are confident that we can bring significant supply efficiencies to the combined business. We intend to apply our recognized best practices across Hypercom.

As I noted at the beginning of my remarks, we expect this transaction to be solidly accretive to VeriFone’s shareholders. Specifically, we expect quarterly accretion reaching 15% during the first year of combined operations on a non-GAAP basis.
Given the geographic synergies I mentioned earlier, we do not anticipate any significant regulatory impediments to closing this transaction.
With that, I’d like to turn it over to Philippe.
Philippe Tartavull
Slide 10. Thank you, Doug.
And it is also my pleasure to be on the phone with the VeriFone team. Over the past several years, Hypercom has also enjoyed a similar growth rate, primarily driven by complementary geographies and customers in Europe and Asia. The two companies’ combined footprint and payment industry expertise is creating today a truly world-class company, the combination of which I believe will significantly benefit our shareholders.
I want to thank all Hypercom employees. Together, we have built great relationships and a great company that has grown revenue over the past three years from almost $290 million to nearly $450 million. I am especially proud of the growth we have achieved in the heart of Europe, and believe that by becoming a part of VeriFone, we will be able to accelerate that growth and help drive VeriFone toward being a global leader in payments solutions.
We look forward to working with Doug and his team over the coming months to bring these two great companies together.
Doug Bergeron
Thanks, Philippe.
Slide 11. Again, we are pleased to be bringing Hypercom – and more importantly Hypercom employees – into the VeriFone family, and look forward to a long and productive future together.
We will now open up the lines for a few questions. Operator, please proceed with the Q&A.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
     In connection with the proposed merger with VeriFone Systems, Inc. (“VeriFone”), Hypercom Corporation (“Hypercom”) plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”).INVESTORS AND HYPERCOM STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed or otherwise made available to the stockholders of Hypercom. Investors and Hypercom stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by Hypercom with the SEC, at the SEC’s website at www.sec.gov. In addition, you may also obtain Hypercom’s filings with the SEC, free of charge, from Hypercom’s website at www.hypercom.com, under the tab labeled “Investors.”
     Hypercom and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from Hypercom’s stockholders in favor of the proposed merger. Information regarding Hypercom’s directors and executive officers is available in Hypercom’s proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 26, 2010. Additional information regarding the interests of Hypercom’s potential participants will be included in the proxy statement and other relevant documents filed with the SEC when they become available.
FORWARD LOOKING STATEMENTS
     Certain Statements in this Current Report regarding the proposed transaction between Hypercom and VeriFone constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to a number of substantial risks and uncertainties and may be identified by the words “believe,” “anticipate,” “intend,” “forecast,” “estimate,” “project,” “will,” or similar expressions. Actual results could differ materially from these forward-looking statements. Factors that might cause or contribute to such material differences include, but are not limited to, the ability of Hypercom to obtain stockholder approval of the merger, the possibility that the merger will not close or that the closing will be delayed, the inability to obtain necessary regulatory approvals required to complete the Merger, and other events and factors disclosed previously and from time to time in Hypercom’s filings with the SEC, including Hypercom’s Annual Report on Form 10-K for the year ended December 31, 2009, and Hypercom’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010. Except as required by law, Hypercom disclaims any obligation to update any such forward-looking statements or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.